UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2014 (April 24, 2014)

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-35106	27-5403694
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11 Penn Plaza, New York, NY		10001
(Address of principal executive offices)		(Zip Code)
(212) 324-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amended and Restated Employment Agreement with Joshua W. Sapan, President and Chief Executive Officer
The Compensation Committee (the “Committee”) and the Board of Directors of AMC Networks Inc. (the “Company”) determined that it was critical for the Company to retain the services of its current President and Chief Executive Officer, Joshua W. Sapan, for a significant future period of time, due to the Company's long-term strategic goal to continue to further develop its domestic businesses and expand its international operations and Mr. Sapan's extensive experience and standing within the industry. As a result, on April 24, 2014, the Company entered into an amended and restated employment agreement (the “Employment Agreement”) with Mr. Sapan, which will terminate on December 31, 2020 (the “Scheduled Expiration Date”). The Employment Agreement provides for a minimum annual base salary of $2,000,000 (retroactive to January 1, 2014), subject to annual review and potential increase in the discretion of the Committee. Mr. Sapan is also entitled to an annual target bonus opportunity equal to 200% of his salary with the potential bonus payout ranging from 0% to 400% of his salary. The performance criteria for the annual bonuses will be set with the same level of difficulty as applied to other senior executives of the Company generally and it is anticipated that such criteria will be set with a level of difficulty reasonably consistent with past practice. Mr. Sapan is also eligible to participate in the long-term cash or equity programs of the Company. In calendar year 2014 and in each subsequent year while Mr. Sapan is employed with the Company prior to the Scheduled Expiration Date, Mr. Sapan will receive annually one or more long-term cash and/or equity awards with an aggregate target value of at least $13,000,000. Unless Mr. Sapan consents in writing, the ratio of long-term cash and equity awards in each applicable period will be reasonably consistent with past practice and will be the same ratio as generally provided to Mr. Sapan currently or as provided to other senior executive officers of the Company generally. Also, any performance criteria for the long-term awards will be set with the same level of difficulty as applied to other senior executives of the Company generally, and it is anticipated that such criteria will be set with a level of difficulty reasonably consistent with past practice. In connection with entering into the Employment Agreement, Mr. Sapan received a one-time award of restricted stock units with a target value of $25,000,000 (the “Special Equity Award”), which vests subject to continued employment on December 31, 2020, provided that such award will vest on a qualifying termination (as described below) or on a change in control. Mr. Sapan remains eligible for the Company’s standard benefit programs subject to meeting the relevant eligibility requirements, payment of required premiums and the terms of the plans. The Committee will in good faith review Mr. Sapan’s compensation package annually and may, in its sole discretion, increase Mr. Sapan’s compensation as a result of such review.
If, prior to the Scheduled Expiration Date, Mr. Sapan’s employment with the Company is terminated (i) by the Company other than for Cause (as defined in the Employment Agreement) or (ii) by Mr. Sapan for Good Reason (as defined in the Employment Agreement) other than if Cause then exists then, subject to Mr. Sapan’s execution of a separation agreement (including, without limitation, non-compete, non-disparagement, non-solicitation, confidentiality, and further cooperation obligations and restrictions on Mr. Sapan and a general release by Mr. Sapan of the Company and its affiliates) the Company will provide Mr. Sapan with the following benefits and rights:

a)	a cash severance payment in an amount equal to two times the sum of Mr. Sapan’s annual base salary and annual target bonus as in effect at the time of termination of employment;

b)
a prorated bonus for the year in which the termination occurred, payable at the same time and to the same extent as such bonuses are paid to similarly situated employees and based on his then current annual target bonus and subject to the satisfaction of applicable performance objectives, but without adjustment for his individual performance, plus any unpaid annual bonus earned for the year prior to the year in which the termination occurred;

c)
each of Mr. Sapan’s outstanding long-term cash incentive awards will vest in full and (1) if subject to performance criteria will be payable only at the same time and to the same extent as such cash incentive awards are paid to similarly situated employees as determined by the Committee, subject to the satisfaction of any applicable performance criteria or (2) if not subject to performance criteria, will be payable on the 90th day after the date of his termination of employment;

d)
all of the time-based restrictions on each of Mr. Sapan’s outstanding restricted stock and restricted stock unit awards will be eliminated and (i) deliveries with respect to restricted stock awards that are not subject to performance criteria will be made immediately after the effective date of the separation agreement, (ii) payment and deliveries with respect to restricted stock unit awards that are not subject to performance criteria will be made on the 90th day after the date of his termination of employment, and (iii) payment or deliveries with respect to restricted stock and restricted stock unit awards that are subject to performance will be made (A) with respect to the Special Equity Award and any other award granted after the date of the Employment Agreement, to the extent that the Committee determines that such performance criteria have been satisfied (which the Committee will determine within a reasonable period of time following the date of his termination for performance periods that have ended or within a reasonable period of time following the end of the performance period for performance periods that have not ended) and (B) with respect to any other awards, only at the same time and to the same extent as such awards are paid or delivered to similarly situated employees holding such awards, subject to the satisfaction of any applicable performance criteria; and

e)
each of Mr. Sapan’s outstanding stock options and stock appreciation awards under plans of the Company will vest and become exercisable and he will have the right to exercise each of such options and awards for the remainder of the term of such option or award.

With respect to any long-term cash performance, restricted stock and restricted stock unit awards for which the performance periods have not been completed on the date of Mr. Sapan’s termination of employment, the Company will (1) pay a cash amount equal to the target amount of the cash awards and deliver a number of shares equal to the number of restricted shares and restricted stock unit awards to a “Rabbi Trust” and (2) to the extent the performance criteria are satisfied, the cash and shares in the Rabbi Trust will be paid to Mr. Sapan in accordance with the terms set forth in clauses (c) and (d) above (and to the extent the performance criteria are not achieved, the cash and shares will revert to the Company).
If, prior to the Scheduled Expiration Date, Mr. Sapan ceases to be an employee of the Company as a result of his death or physical or mental disability, and at the time Cause does not exist then, subject to Mr. Sapan’s execution of a separation agreement (other than in the case of death), the Company will provide Mr. Sapan (or his estate or beneficiary) with the benefits and rights set forth in clauses (b) through (e) above. If, after the Scheduled Expiration Date, Mr. Sapan’s employment with the Company is terminated (i) by the Company, (ii) by Mr. Sapan for Good Reason, (iii) by Mr. Sapan without Good Reason (with at least six months’ advance written notice of such termination) or (iv) as a result of Mr. Sapan’s death or disability, and at the time of any such termination Cause does not exist, then, subject to Mr. Sapan’s execution of a separation agreement (other than in the case of death), the Company will provide Mr. Sapan (or his estate or beneficiary) with the benefits and rights set forth in clauses (b) through (e) above.
Notwithstanding clauses (c), (d) and (e) above, any more favorable provisions of Mr. Sapan’s existing long-term cash incentive, restricted stock, restricted stock unit, stock option or stock appreciation right award agreements will apply to the treatment of such awards following a “going private transaction” or a “change of control” (as those terms are defined in the award agreements) or Mr. Sapan’s death.
The employment agreement also contains certain covenants by Mr. Sapan, including a noncompetition agreement that restricts Mr. Sapan’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company.
If any payment due under the Employment Agreement would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, the Company will instead pay Mr. Sapan either (a) the amount of that payment or (b) the maximum amount that could be paid to Mr. Sapan without the imposition of the excise tax, depending on whichever amount results in Mr. Sapan receiving the greater amount of after-tax proceeds.
The above description is qualified in its entirety by reference to the Employment Agreement and the Restricted Stock Units Agreement for the Special Equity Award, which are attached as Exhibits 10.1 and 10.2, respectively, and incorporated into this Item 5.02 by reference.
Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Amended and Restated Employment Agreement dated April 24, 2014, between AMC Networks, Inc. and Joshua W. Sapan.
	10.2	Restricted Stock Units Agreement dated April 25, 2014, between AMC Networks, Inc. and Joshua W. Sapan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC Networks Inc.
(Registrant)

Date:	April 29, 2014	By:	/s/ Anne G. Kelly
Name: Anne G. Kelly

Title: Senior Vice President and Secretary